EXHIBIT 99.1
FOR IMMEDIATE RELEASE

COMPRESSCO PARTNERS, L.P.
ANNOUNCES THIRD QUARTER 2014 RESULTS
INCLUDING RECORD QUARTERLY REVENUES

Midland, Texas (November 6, 2014) - Compressco Partners, L.P. (Compressco Partners or the Partnership) (NASDAQ: GSJK) today announced third quarter 2014 consolidated results. Earnings before interest, taxes, depreciation, and amortization (EBITDA) for the third quarter of 2014 were $14.5 million, with a net loss of $(2.6) million. This compares to EBITDA and net income of $9.2 million and $4.2 million, respectively, during the third quarter of 2013. Distributable cash flow for the quarter ended September 30, 2014 was $19 million (EBITDA and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the nearest GAAP financial measures later in the release).

Highlights of the third quarter 2014 results include:

•	Successful completion of the $825 million acquisition of Compressor Systems, Inc. (CSI) on August 4th;

•	Total third quarter 2014 revenues of $95.9 million, including incremental revenues of $61 million from the CSI acquisition;

•	Total fleet horsepower of 1,072,304 as of September 30, 2014, including 868,210 associated with the CSI acquisition; and

•
Adjusted third quarter 2014 income before taxes of $6.7 million, excluding $9.7 million of pretax transaction costs associated with the CSI acquisition and $0.9 million of other nonrecurring expenses (adjusted third quarter 2014 net income is a non-GAAP financial measure that is reconciled to the nearest GAAP measure in the tables below).

Consolidated revenues for the quarter ended September 30, 2014 were $95.9 million versus $30.0 million in the third quarter of 2013. Income (loss) before tax for the quarter ended September 30, 2014 was ($3.9) million versus $5.3 million for the third quarter of 2013. Results of operations for the third quarter of 2014 compared to the third quarter of 2013 reflect several key items, including results of CSI following the August 4 closing, costs related to the CSI acquisition, and enterprise resource planning system implementation costs.

Demand for increased compression services in the United States has been driven principally by exploration and production in liquids-rich reservoir plays. Fleet horsepower growth during the current period supported gas gathering facilities and gas lift applications primarily in shale plays including Eagle Ford, Niobrara, and Permian Basin. Larger horsepower fleet growth in the quarter was deployed on longer term contracts. U.S. and Canadian natural gas prices were higher compared to the corresponding prior year period, which had a positive impact on demand for GasJack® and VJack™ wellhead compression services including marginal well and vapor recovery services. As of September 30, 2014, the fleet horsepower utilization rate was 85.8%. We are defining the fleet horsepower utilization rate as the aggregate compressor package horsepower in service divided by the aggregate compressor package fleet horsepower as of a given date.

In our aftermarket services business we experienced demand across the domestic producing basins in which we operate, with the highest demand in the Rockies and the Permian Basin. Equipment and parts sales recorded during the period were primarily compressor packages supporting midstream gas gathering projects. Results for the third quarter of 2014 include pretax transaction costs related to the acquisition of CSI of $9.7 million, and enterprise resource planning system implementation costs of $0.9 million, or approximately $0.31 per common diluted unit after tax in the aggregate.

Unaudited results of operations for the three and nine month periods ended September 30, 2014 compared to the prior year periods are presented in the accompanying financial tables.

Timothy A. Knox, President of Compressco Partners, commented, “We are pleased with our overall performance in this initial quarter of the newly combined company, hitting our internal performance expectations right in stride. There has been a great deal of progress made toward integrating the two compression services companies, and of course there is more to be done. We are capitalizing on opportunities to serve our customers, offering them equipment and services that may have previously been unavailable from one company or the other. Our employees are working diligently to remain focused on customers and delivering the results that they expect and deserve from us. As we develop our 2015 business plan we will further identity and execute upon opportunities to improve safety, get the most out of each dollar spent, and continue to build upon the reputation of service excellence for which we are known.”

Compressco Partners will host a conference call to discuss third quarter 2014 results today, November 6, 2014, at 10:30 am Eastern Time. The phone number for the call is 866/374-8397. The conference will also be available by live audio webcast and may be accessed through the Compressco Partners website at www.compressco.com.

On October 20, 2014, Compressco Partners announced that the board of directors of its general partner declared a cash distribution attributable to the third quarter of 2014 of $0.46 per outstanding unit, which will be paid on November 14, 2014 to unitholders of record as of the close of business on October 31, 2014. The distribution coverage ratio (which is a Non-GAAP Financial Measure defined and reconciled to the closest GAAP financial measure below) for the third quarter of 2014 was 1.21x.

Compressco Partners is a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage. Compressco Partners’ compression and related services business includes a fleet of over 6,000 compressor packages providing in excess of 1.0 million in aggregate horsepower, utilizing a full spectrum of low-, medium-, and high-horsepower engines. Compressco Partners also provides well monitoring and automated sand separation services in conjunction with compression services in Mexico. Compressco Partners’ equipment and parts sales business includes the fabrication and sale of standard compressor packages, custom-designed compressor packages, and engine-driven oilfield fluid pump systems designed and manufactured at our facilities in Midland, Texas and Oklahoma City, Oklahoma, as well as the sale of compressor parts and components manufactured by third-party suppliers. Compressco Partners’ aftermarket services business provides compressor package reconfiguration and maintenance services. Compressco Partners’ customers comprise a broad base of natural gas and oil exploration and production, mid-stream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States as well as in a number of foreign countries, including Mexico, Canada, and Argentina. Compressco Partners is managed by Compressco Partners GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets,” or similar expressions that convey the uncertainty of future events, activities, expectations, or outcomes identify forward-looking statements. These forward-looking statements include statements concerning expected results of operations for 2014, anticipated benefits and growth of Compressco Partners following the acquisition of Compressor Systems, Inc. (CSI), including increases in cash distributions per unit, financial guidance, estimated distributable cash, estimated earnings, earnings per unit, and statements regarding Compressco Partners' beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by Compressco Partners in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of Compressco Partners, including the ability of Compressco Partners to successfully integrate the operations of CSI and the ability to realize the anticipated benefits of the acquisition. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Neither Compressco’s independent auditors, nor any other independent accountants or experts have expressed any opinion or any other form of assurance related to the Partnership’s estimates of increased cash available for distribution or their achievability, but in the view of Compressco management, these estimates were prepared on a reasonable basis, reflect the best currently available information and represent, to the best of management’s knowledge and belief, Compressco’s expected course of action. However, this information is not fact and this statement should not be regarded as a representation by Compressco that it will pay such increased cash distributions. Some of the factors that could affect the Partnership’s actual results and the ability of Compressco Partners to increase its cash distributions per common unit as described above are described in Compressco Partners' Annual Report on Form 10-K for the year ended December 31, 2013, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the U.S. Securities and Exchange Commission. Compressco Partners undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Results of operations (unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(In Thousands)
Revenues
Compression and related services	$58,300	$28,408	$116,270	$84,870
Aftermarket services	6,595	—	6,595	—
Equipment and parts sales	30,997	1,555	34,945	3,984
Total revenues	95,892	29,963	157,810	88,854

Cost of revenues (excluding depreciation and amortization expense)
Cost of compression and related services	30,561	15,354	61,942	48,613
Cost of aftermarket services	5,266	—	5,266	—
Cost of equipment and parts sales	26,622	726	28,617	2,096
Total cost of revenues	62,449	16,080	95,825	50,709

Selling, general, and administrative expense	10,163	4,473	19,265	12,988
Depreciation and amortization	13,476	3,717	20,909	10,723
Interest expense, net	4,998	136	5,302	303
Other expense, net	8,758	210	9,795	433
Income (loss) before tax provision	(3,952)	5,347	6,714	13,698
Provision (benefit) for income taxes	(1,351)	1,144	(183)	2,478
Net income (loss)	$(2,601)	$4,203	$6,897	$11,220

Net income (loss) per diluted common unit	$(0.10)	$0.26	$0.35	$0.70

Reconciliation of Non-GAAP Financial Measures

Compressco Partners includes in this release the non-GAAP financial measures EBITDA, adjusted third quarter 2014 income before taxes, distributable cash flow and distribution coverage ratio. EBITDA is used as a supplemental financial measure by the Partnership's management to:

•	assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;

•	evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	measure operating performance and return on capital as compared to those of our competitors; and

•	determine the Partnership's ability to incur and service debt and fund capital expenditures.

The Partnership defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted third quarter 2014 income before taxes is defined as income (loss) before taxes excluding transaction costs associated with the CSI acquisition and enterprise reporting system implementation costs.

Distributable cash flow is used as a supplemental financial measure by the Partnership's management as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner. The Partnership defines distributable cash flow as EBITDA less current income tax expense, maintenance capital expenditures, and interest expense, plus the non-cash cost of compressors sold, non-cash charges and losses that are unusual or non-recurring, and equity compensation expense. The Partnership also calculates the ratio of distributable cash flow to the total cash distributed (the distribution coverage ratio) as it provides important information relating to the relationship between the Partnership’s financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the quarterly distribution payable on all outstanding common units and the general partner interest.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to EBITDA, distributable cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as Compressco Partners. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that Compressco Partners has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership's partnership agreement.

The following table reconciles net income to EBITDA for the three and nine month periods ended September 30, 2014 and September 30, 2013:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(In Thousands)
Net income (loss)	$(2,601)	$4,203	$6,897	$11,220
Provision (benefit) for income taxes	(1,351)	1,144	(183)	2,478
Depreciation and amortization	13,476	3,717	20,909	10,723
Interest expense, net	4,998	136	5,302	303
EBITDA	$14,522	$9,200	$32,925	$24,724

The following table reconciles income (loss) before tax provision to adjusted third quarter 2014 income before taxes for the three month period ended September 30, 2014:

Three Months Ended
September 30, 2014
(In Thousands)
Income (loss) before tax provision	$(3,952)
CSI transaction related expenses	9,769
ERP implementation costs	900
Adjusted income before taxes	$6,717

The following table reconciles net income to distributable cash flow and distribution coverage ratio for the three and nine month periods ended September 30, 2014:

	Three Months Ended	Nine Months Ended
	September 30, 2014	September 30, 2014
	(In Thousands)
Net income (loss)	$(2,601)	$6,897
Provision (benefit) for income taxes	(1,351)	(183)
Depreciation and amortization	13,476	20,909
Interest expense, net	4,998	5,302
EBITDA	14,522	32,925

Less:
Current income tax benefit (expense)	285	(1,024)
Maintenance capital expenditures	(1,845)	(2,086)
Interest expense	(4,998)	(5,302)
Plus:
Non-cash cost of compressors sold	304	371
Equity compensation	482	919
Amortization of finance costs	435	435
CSI transaction related expenses	9,769	10,624
Distributable cash flow	$18,954	$36,862

Cash distribution attributable to period	$15,631	$29,898

Distribution coverage ratio	1.21x	1.23x

Contact:
Compressco Partners, L.P., Midland, Texas
Timothy A. Knox, 432/563-1170
Fax: 432/561-9732
www.compressco.com